Additional Shareholder Information (unaudited)

Results of a Special Meeting of Shareholders

On December 11, 2006, a Special Meeting of Shareholders was held to vote on various proposals recently approved by the Fund's Trustees. The following tables provide the number of votes cast for, against or withheld, as well as the number of abstentions and broker non-votes as to the following pro-posals: (1) Election of Trustees and (2) Revise and Convert Fundamental Investment Policies.

1. Election of Board Members

						Authority
Nominees			Votes For	Withhold	Abstentions
Elliot J. Berv			11,126,372.839	185,923.970  	0.000
A. Benton Cocanougher		11,125,610.277	186,686.532  	0.000
Jane F. Dasher			11,127,848.240	184,448.569  	0.000
Mark T. Finn			11,127,848.240	184,448.569  	0.000
Rainer Greeven			11,123,729.276	184,567.533  	0.000
Stepen Randolph Gross		11,127,848.240	184,448.569  	0.000
Richard E. Hanson Jr.		11,127,848.240	184,448.569  	0.000
Diana R. Harrington		11,127,595.240	184,701.569  	0.000
Susan M. Heilbron		11,127,848.240	184,448.569  	0.000
Susan B. Kerley			11,127,848.240	184,448.569  	0.000
Alan G. Merten			11,127,595.240	184,701.569  	0.000
R. Richardson Pettit		11,127,595.240	184,701.569  	0.000
R. Jay Gerken			11,121,711.764	190,585.045  	0.000


2. Revise and Convert Fundamental Investment Policies

				   Votes			 Broker
Items Voted On	   Votes For	   Against	  Abstentions	 Non-Votes
Revise:
Borrowing Money	   9,179,368.016   194,210.750	  217,694.043	 1,721,024.000
Underwriting	   9,202,738.663   166,917.373	  221,616.773	 1,721,024.000
Lending		   9,130,176.952   250,971.632	  210,124.225	 1,721,024.000
Issuing Senior
   Securities	   9,186,844.749   167,497.561	  236,930.499	 1,721,024.000
Real Estate	   9,222,797.713   128,708.373	  239,766.723	 1,721,024.000
Commodities	   9,132,339.270   222,777.861	  236,155.723	 1,721,024.000
Concentration	   9,177,464.989   191,340.010	  222,467.810	 1,721,024.000
Convert:
Non-Fundamental	   9,127,324.564   243,215.029	  220,733.216	 1,721,024.000